LIMITED LIABILITY COMPANY AGREEMENT
OF
PRC WILLISTON LLC
A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF PRC WILLISTON LLC
(this "Agreement"), dated as of January 9, 2007, is adopted, executed and agreed to by the Sole Member (as defined below).

l.     Formation. PRC Williston LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

1.Term. The Company shall have perpetual existence.

2.Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

3.	Members. Petro Resources Corporat ion, a Delaware corporation (the "Sole Member"), shall be the sole member of the Company.

4.Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

5.Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distribution s) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

6.Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

7.Dissolution. The Company shall dissolve and its affairs shall be wound up at such time e, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

8.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

l 0.    Amendments.    This Agreement may be modified , altered , supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

11.    Membership Interest. The Company elects to treat its membership interest as a
"security" for purposes of Article VIII of the Uniform Commercial Code.

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, have caused this Limited Liability Company Agreement to be duly executed as of the 9th day of January 2007.

Sole Member:

PETRO RESOURCES CORPORATION

Name: Wanyne C. Hall
Title:    CEO